BODDIE-NOELL PROPERTIES, INC.
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EXHIBIT 11:  COMPUTATION OF PER SHARE EARNINGS
THREE MONTHS ENDED MARCH 31, 1996

                                                                   Price      # SHARES          Total Amt.
Common shares outstanding:
   January 1 - March 31                                                         3,016,740
                                                                            ==============
   Weighted average                                                             3,016,740
                                                                            ==============
Common stock equivalents:
   Options granted October 17, 1994,
      as repriced January, 1996                                  $    12.50       160,000
                                                                            ==============
Other potentially dilutive securities:                                          none
                                                                            ==============

Assumed exercise of options @ January 1                               12.50       160,000       $2,000,000
Assumed purchase of treasury stock  w/proceeds
   Average price of stock (per AMEX reports)
   January                                                            12.59
   February                                                           12.95
   March                                                              13.05
      Overall average                                                 12.86      (155,481)      (2,000,000)
                                                                            --------------   ================
Assumed increase(decrease) in # shares/equity $                                     4,519      $         -
                                                                                             ================
Weighted average # shares outstanding                                           3,016,740
Assumed # shares for calculation of
                                                                            --------------
   earnings per common and common equivalent share                              3,021,259
                                                                            ==============

Net income,  three months ended March 31, 1996                                                 $   379,174
                                                                                             ================
Earnings per share, weighted average common shares outstanding                                 $    0.1257
                                                                                             ================
Earnings per common and common equivalent share                                                $    0.1255
                                                                                             ================
   Dilution percentage                                                              0.15% *
                                                                            ==============

*Reduction of less than 3% in the aggregate is not considered dilution; financial statement presentation of fully diluted earnings per share is not required. Primary earnings per share is presented based on weighted average number of common shares outstanding.


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